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                                                                Exhibit (a)(5(i)

                             For Immediate Release:

                          RENT-A-CENTER, INC. ANNOUNCES
                             PLANS TO REFINANCE ITS
                        SENIOR DEBT AND REPURCHASE SHARES


PLANO, TEXAS, APRIL 25, 2003 - Rent-A-Center, Inc. (the "Company") (Nasdaq/NNM:
RCII), the largest rent-to-own operator in the country, announced today that it anticipates refinancing its current senior debt by entering into a new $650 million senior credit facility, consisting of a $450 million term loan, a $120 million revolving credit facility and an $80 million synthetic term loan, the terms of which will, among other things, permit the Company to repurchase up to approximately an additional $200 million of its common stock. In that connection, the Company also announced today its intention to commence next week a tender offer to purchase up to 2.2 million shares of its outstanding common stock at prices between $60 and $66 per share pursuant to a modified "Dutch Auction." The Company also announced that it has entered into an agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. to purchase additional shares of the Company's common stock from such entities at the price established in the tender offer, subject to certain conditions.

"The transactions announced today are all part of our effort to pursue long-term financing opportunities for the Company," commented Mr. Robert D. Davis, the Company's Chief Financial Officer. "We believe these transactions, coupled with the previously announced refinancing of our 11% Senior Subordinated Notes, will improve our overall financial flexibility and lower our current cost of capital."

Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,547 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 319 rent-to-own stores, 307 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in interest rates; changes in the credit markets; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase; the ability to enter into a new senior credit agreement containing terms acceptable to the Company; the ability to obtain the financing to refinance the Company's 11% senior subordinated notes; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF RENT-A-CENTER'S COMMON STOCK. ANY SOLICITATION OF OFFERS TO BUY RENT-A-CENTER'S COMMON STOCK WILL BE MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT RENT-A-CENTER WILL BE DISTRIBUTING TO ITS


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STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.
STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY (WHEN AVAILABLE) OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT WILL BE FILED BY RENT-A-CENTER WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT www.sec.gov OR FROM THE COMPANY.


CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter             Robert D. Davis
Director of Investor           Chief Financial Officer
Relations                      (972) 801-1204
(972) 801-1214                 rdavis@racenter.com
dcarpenter@racenter.com